Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-103572 of ShowBiz Pizza Time, Inc. on Form S-8 of our report relating to the consolidated financial statements of CEC Entertainment, Inc. dated April 20, 2007 and our report relating to management’s report on the effectiveness of internal control over financial reporting dated April 20, 2007 (which report expresses an adverse opinion on the effectiveness of internal controls over financial reporting), appearing in this Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 20, 2007

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